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                                                                    EXHIBIT 99.3

                                    CONSENT

To:       Great Falls Bank

          If elected, I hereby consent to serve as a director of Great Falls Bancorp following the acquisition of Bergen Commercial Bank by Great Falls Bancorp. I also consent to the references to me under the headings "SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS--The Acquisition--Interests of Management in the Transaction", "THE PROPOSED ACQUISITION--Consideration", "THE PROPOSED ACQUISITION--Interests of Management in the Acquisition" and "THE PROPOSED ACQUISITION--Operations After the Acquisition" in the Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 (Registration Statement No. 33-62915) filed by Great Falls Bancorp on September 26, 1995 with the Securities and Exchange Commission.



/s/ Charles J. Volpe
---------------------
Charles J. Volpe

Date:  November 2, 1995